Exhibit 99.(k)(3)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

April 15, 2025

Coatue Management, L.L.C.

9 West 57th Street 25th Floor

New York, NY 10019

Coatue Innovation Fund

9 West 57th Street 25th Floor
New York, NY 10019

Ladies and Gentlemen:

This Amended and Restated Expense Limitation Agreement (the “Agreement”) amends and restates in its entirety the Expense Limitation Agreement dated March 31, 2025, by and between Coatue Innovation Fund (the “Fund”) and Coatue Management L.L.C. (the "Adviser"). The Adviser hereby agrees, until one year from the initial offering of the Fund’s securities under an effective Registration Statement on Form N-2 (the "Limitation Period"), that so long as the Adviser, or an affiliate under common control with the Adviser, continues to serve as investment adviser to the Fund, the Adviser will waive fees that it would otherwise be paid, and/or to assume expenses of the Fund, if required to ensure that annual operating expenses (excluding the expenses listed below) do not exceed 0.75% per annum of the Fund's average monthly net assets of each class of the Fund's shares of beneficial interest ("Shares") (the "Expense Limitation"). Capitalized terms not defined herein shall have the meaning used in the Fund's prospectus.

Expenses that are not subject to the Expense Limitation include: (i) the Advisory Fee; (ii) the Incentive Fee; (iii) any Distribution and Servicing Fee; (iv) all fees and expenses related to investing in portfolio companies (including all acquired fund fees and expenses); (v) transactional costs associated with consummated and unconsummated transactions, including legal costs and brokerage commissions, associated with the acquisition, disposition and maintenance of investments by the Fund; (vi) interest; (vii) taxes; (viii) brokerage commissions; (ix) dividend and interest expenses relating to short sales; and (x) extraordinary expenses (expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence)) do not exceed 0.75% per annum of the average monthly net assets of each class of Shares.

With respect to each class of Shares, the Fund agrees to repay the Adviser any fees waived under this Agreement or any expenses the Adviser reimburses in excess of the Expense Limitation for such class of Shares, provided the repayments do not cause the annual operating expenses for that class of Shares to exceed the Expense Limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the Expense Limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within three years after the month in which the Adviser incurred the expense. Organizational and certain initial operating expenses incurred prior to the commencement of the Fund’s operations and reimbursed by the Adviser are subject to the limitations set forth in this Agreement, including the recoupment provisions.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the "Independent Trustees"). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
COATUE INNOVATION FUND

		By:	/s/ Matthew Watkins
		Name:	Matthew Watkins
		Title:	Authorized Person

The foregoing Agreement is hereby accepted as of April 15, 2025
COATUE MANAGEMENT, L.L.C.

By:	/s/ Philippe Laffont
Name:	Philippe Laffont
Title:	Authorized Person

[Signature Page to Amended and Restates Expense Limitation Agreement]